Exhibit 99.1

SouthWest Water Company Sells Wholesale Wastewater Business

Net Cash Proceeds of $2.8 Million

LOS ANGELES--(BUSINESS WIRE)--January 5, 2009--SouthWest Water Company (Nasdaq:SWWC) today announced the sale of its wholesale wastewater business in Texas. Net cash proceeds were $2.8 million.

As previously announced, the company decided to divest its underperforming Texas-based wholesale water and wastewater businesses at the end of 2007. As a result, these businesses have been reflected as discontinued operations with the related assets and liabilities as held for sale in its financial statements. The wastewater treatment plant sold represents a portion of these assets and liabilities.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim, (213) 929-1846
www.swwc.com